UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 23, 2019

INNSUITES HOSPITALITY TRUST

(Exact Name of Registrant as Specified in Charter)

Ohio	001-07062	34-6647590
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

InnSuites Hotels Centre, 1730 E. Northern Avenue, Suite 122
Phoenix, AZ	85020
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (602) 944-1500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On May 17, 2019, InnSuites Hospitality Trust (the “Trust”) received a letter from NYSE Regulation giving an official notice of noncompliance of the Trust with continued listing standards of NYSE American LLC (the “Exchange”) because the Trust failed to timely file with the Securities and Exchange Commission (the “SEC”) its Annual Report on Form 10-K for the year ended January 31, 2019 (the “Delinquent Report”). This filing delinquency subjects the Trust to the procedures and requirements of Section 1007 of the NYSE American Company Guide. If uncured, this filing delinquency could result in suspension of trading or delisting of the Trust’s shares.

The Trust intends to cure the filing delinquency, has contacted the Exchange, and is working diligently to file the Delinquent Report as soon as possible. The Trust was unable to timely file the Delinquent Report because the Trust was delayed in obtaining and compiling information required to be included in the Delinquent Report, which delay the Trust was unable to eliminate without unreasonable effort and expense. On April 30, 2019, the Trust filed a notice in accordance with Rule 12b-25 of the Securities Exchange Act of 1934, stating the reason for the delay, and undertaking that that the Trust would file its Annual Report on Form 10-K no later than May 15, 2019, the fifteenth calendar day following the prescribed due date. The Trust was unable to file on that date as anticipated, and now believes that it will be able to file the Delinquent Report on or before May 31, 2019.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

99.1 Press Release of InnSuites Hospitality Trust, dated May 23, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

InnSuites Hospitality Trust

By:	/s/ James F. Wirth
James F. Wirth
Chief Executive Officer

Date: May 23, 2019